Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Sapiens International Corporation N.V., dated October 14, 2015, and to the incorporation by reference therein of our reports, dated March 29, 2015, with respect to the consolidated financial statements and the internal control over financial reporting, respectively, of Sapiens International Corporation N.V. and included in its Annual Report (Form 20-F) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

Yours Truly,

/s/ KOST FORER GABBAY & KASIERER

October 14, 2015	KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	A Member of EY Global